Exhibit 23 to Form 8-K Report

           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report included in this Form 8-K, into the Company's previously filed Registration Statements No. 33-55279 of The Connecticut Light and Power Company, No. 33-56537 of CL&P Capital, LP and No. 33-34622, No. 33-44814,
No. 33-63023, No. 33-40156, No. 333-52413, No. 333-52415, and No. 333-85613
of Northeast Utilities. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.


/s/  ARTHUR ANDERSEN LLP

Hartford, Connecticut
February 25, 2000